Bagby St. Suite 4500 TX, 77002 USA +1 (713) 982-4077
Deloitte & Touche LLP 1111 Bagby St. Suite 4500 Houston, TX, 77002 USA Tel: +1 (713) 982-4077 www.deloitte.com

May 3, 2022

Securities and Exchange Commission 100 F Street, N.E.

Washington, D.C. 20549-7561 Dear Sirs/Madams:

We have read Item 4.01 of Kiromic BioPharma, Inc’s Form 8-K dated May 3, 2022, and have the following comments:

1.	We agree with the statements made in the section titled “Departure of

Independent Registered Public Accounting Firm”.

2.	We have no basis on which to agree or disagree with the statements made in the section titled “Engagement of New Independent Registered Public

Accounting Firm”.

Yours truly,

/s/ Deloitte & Touche LLP